Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of

CubeSmart, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-194661-01 and 333-176885-01) on Form S-3 of CubeSmart and CubeSmart L.P. and (Nos. 333-167623, 333-143126, 333-143125, 333-143124 and 333-119987) on Form S-8 of CubeSmart of our reports dated February 27, 2015, with respect to the consolidated balance sheets of CubeSmart, L.P. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the accompanying Form 10-K of CubeSmart and CubeSmart, L.P.  Our report dated February 27, 2015, contains an explanatory paragraph that states that the Company changed its method for reporting discontinued operations as of January 1, 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2015